Exhibit 99.1

Deluxe Corporation
P.O. Box 64235
St. Paul, MN 55164-0235

For additional information:
Terry D. Peterson
VP, Investor Relations and
Chief Accounting Officer

(651) 787-1068

NEWS RELEASE

October 23, 2008

DELUXE REPORTS THIRD QUARTER 2008 RESULTS

•	EPS of $0.27 includes unexpected asset impairment charges of $0.12; adjusted EPS of $0.65 without restructuring and impairment charges

•	Cash flows remain strong

•	Declares regular quarterly dividend

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX) reported third quarter diluted earnings per share (EPS) of $0.27 on net income of $13.8 million. EPS for the third quarter of 2007 was $0.62 on net income of $32.2 million. The quarter’s results reflect charges of $0.38 per share related to an expected pre-tax charge of $21.9 million for our previously announced restructuring actions and unexpected pre-tax asset impairment charges of $9.7 million which were not reflected in the Company’s previous outlook. The Company was required to write-down certain trade name assets due to the effects of the recent economic downturn and turmoil in the broader U.S. capital markets. Aside from these charges, results for the quarter benefited from a favorable shift in product mix, lower spending and earlier than expected savings from the Company’s cost initiatives.

“In a tough economy, we were able to weather the storm this quarter and are generally pleased with our performance,” said Lee Schram, CEO of Deluxe. “We further stabilized our core checks business, advanced our cost initiatives and at the same time, we made progress with our acquisitions and investing in our future.”

Third Quarter Performance
Revenue for the quarter was $366.2 million compared to $388.6 million during the third quarter of 2007. Small Business Services revenue was $9.4 million lower than the previous year driven primarily by economic softness. Financial Services revenue was down $9.2 million from the previous year as expected due to lower revenue per order and lower order volume, while Direct Checks revenue decreased $3.8 million due to anticipated lower order volume.

Gross margin was 58.3 percent of revenue compared to 63.1 percent in 2007. The restructuring charges reduced our gross margin by 3.5 percentage points. Lower revenue per order in Financial Services also reduced gross margin.

Selling, general and administrative (SG&A) expense decreased $17.6 million in the quarter compared to 2007. The decrease was driven by benefits from cost reduction initiatives and lower performance-based compensation. As a percent of revenue, SG&A decreased to 44.9 percent from 46.9 percent in 2007.

Operating income was $30.3 million, compared to $60.7 million in the third quarter of 2007. Operating income was 8.3 percent of revenue compared to 15.6 percent in the prior year. The restructuring related costs and asset impairment charges reduced operating income by 8.6 percentage points of revenue. Benefits from cost reduction initiatives and lower performance-based compensation offset the revenue decline.

Net income decreased $18.4 million and diluted EPS decreased $0.35, driven by the restructuring and asset impairment charges as well as the revenue decline. These impacts were partly offset by the reductions in SG&A expense.

Third Quarter Performance by Business Segment
Small Business Services revenue was $216.4 million versus $225.8 million in 2007. The decline was due to soft economic conditions partially offset by contributions from the Hostopia acquisition and fraud protection services. Operating income decreased to $10.3 million, from $30.2 million in 2007. The quarter’s results include $20.0 million of restructuring related costs and asset impairment charges.

Financial Services revenue was $103.8 million compared to $113.0 million in 2007. Revenue per order was down in line with the Company’s expectation. Third quarter order volume was down 3.7% compared to last year. Operating income in 2008 decreased to $7.1 million from $16.7 million in 2007 and includes $10.8 million of restructuring related costs.

Direct Checks revenue was $46.0 million compared to $49.8 million in 2007. Third quarter order volume was down due to the continued decline in check usage and advertising response rates. Operating income was $12.9 million compared to $13.8 million in 2007. The quarter’s results include $0.8 million of restructuring costs.

Year-to-Date Operating Cash Flow Performance
Cash provided by operating activities for the first nine months of 2008 totaled $145.4 million, a decrease of $32.3 million compared to last year. The reduction in 2008 primarily relates to lower earnings and higher payments in the first quarter for 2007-related incentive compensation, partially offset by lower income tax payments and benefits from working capital initiatives.

Business Outlook
The Company stated that for the fourth quarter of 2008, revenue is expected to be between $375 million and $390 million, and diluted EPS is expected to be between $0.64 and $0.74, which includes an estimated $0.03 of restructuring related costs. For the full year, revenue is expected to be between $1.490 billion and $1.505 billion, and diluted EPS is expected to be between $2.07 and $2.17. The Company also stated that it expects operating cash flow to be between $185 million and $200 million in 2008 and capital expenditures to be approximately $30 million.

“Deluxe continues to demonstrate its attractiveness as a more stable, mature company in these challenging economic times with sufficient access to capital. We have made positive strategic moves to reposition the Company for sustainable, longer-term growth while continuing to generate consistent strong cash flows and delivering a very attractive dividend,” Schram stated. “Although our revenue outlook for the year has come down, we remain roughly on track to deliver our previous earnings per share outlook excluding the additional restructuring and impairment charges.”

The table below is provided to assist in understanding changes to the Company’s previously communicated diluted EPS outlook for 2008. It also includes a reconciliation of the Company’s third quarter adjusted EPS of $0.65 to GAAP EPS of $0.27. The Company’s management believes that adjusted EPS is a useful non-GAAP financial measure because the unusual items during 2008 impacted reported net income. This presentation is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

	Third Quarter	Fourth Quarter	Full Year
Outlook provided on July 31, 2008	$0.56to$0.60	N/A	$2.52to$2.62
Additional restructuring costs announced on
September 3, 2008	($0.27)	N/A	($0.27)

Revised outlook	$0.29to$0.33	N/A	$2.25to$2.35
Outlook provided on October 23, 2008 without
second half restructuring and impairment charges	$0.65	$0.67to$0.77	$2.48to$2.58
Second half restructuring charges	($0.26)	($0.03)	($0.29)
Second half impairment charges	($0.12)	($0.00)	($0.12)

Actual results / outlook provided on October 23, 2008	$0.27	$0.64to$0.74	$2.07to$2.17

Quarterly Dividend
The Board of Directors of Deluxe Corporation declared a regular quarterly dividend of 25 cents per share on all outstanding shares of the Company. The dividend will be payable on December 1, 2008 to shareholders of record at the close of business on November 17, 2008. The Company had 51,135,850 shares outstanding as of October 20, 2008.

Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. EDT (10:00 a.m. CDT) to review the financial results. All interested persons may listen to the call by dialing 800-299-7098 (access code 42362465). The presentation also will be available via a simultaneous webcast at www.deluxe.com/investors. An audio replay of the call will be available through midnight on October 31 by calling 888-286-8010 (access code 40695023). The presentation will be archived on Deluxe’s Web site.

About Deluxe
Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and retail packaging supplies), promotional products and merchandising materials, web services, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a further deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; further declines in the Company’s market capitalization which could trigger additional non-cash asset impairment charges; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenues and gross margins; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time increase its operating margins, are delayed or unsuccessful; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services, including new e-commerce, customer loyalty and business services, and the failure of such new products and services to deliver the expected revenues and other financial targets; and the impact of governmental laws and regulations. The Company’s cash dividends are declared by the Board of Directors on a current basis, and therefore may be subject to change. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2007.

Financial Highlights

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended September 30,
	2008		2007
Revenue	$366.2		$388.6
Restructuring charges (reversals)	12.6	3.4%	(0.1)	—
Cost of goods sold	140.0	38.2%	143.6	37.0%

Gross profit	213.6	58.3%	245.1	63.1%
Selling, general and administrative expense	164.6	44.9%	182.2	46.9%
Restructuring and asset impairment charges	18.7	5.1%	2.2	0.6%

Operating income	30.3	8.3%	60.7	15.6%
Interest expense	(12.7)	(3.5%)	(15.5)	(4.0%)
Other income	0.2	0.1%	2.7	0.7%

Income before income taxes	17.8	4.9%	47.9	12.3%
Income tax provision	4.0	1.1%	15.7	4.0%

Net income	$13.8	3.8%	$32.2	8.3%

Weighted average dilutive shares outstanding	51.3		52.1
Diluted earnings per share	$0.27		$0.62
Capital expenditures	$6.7		$5.6
Depreciation and amortization expense	$16.0		$16.9
Number of employees-end of period	7,481		8,089
Non-GAAP financial measure — EBITDA(1)	$46.5		$80.3

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is not a measure of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA because we believe it is useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes and the accounting effects of capital investments (i.e., depreciation and amortization), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles, as well as interest expense, were significantly impacted by the acquisition of New England Business Service, Inc. (NEBS) in June 2004. Additionally, interest expense in previous years was significantly impacted by borrowings used for our share repurchase programs. We believe that a measure of operating performance which excludes these impacts is helpful in analyzing our results. We also believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a measure of cash flow, as it does not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA to be a substitute for operating income or net income. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to GAAP performance measures. EBITDA is derived from net income as follows:

	Quarter Ended Sept. 30,
	2008	2007
EBITDA	$46.5	$80.3
Income tax provision	(4.0)	(15.7)
Interest expense	(12.7)	(15.5)
Depreciation and amortization expense	(16.0)	(16.9)

Net income	$13.8	$32.2

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Nine Months Ended September 30,
	2008		2007
Revenue	$1,115.1		$1,192.3
Restructuring charges (reversals)	13.1	1.2%	(0.4)	—
Cost of goods sold	425.1	38.1%	436.0	36.6%

Gross profit	676.9	60.7%	756.7	63.5%
Selling, general and administrative expense	510.6	45.8%	561.4	47.1%
Restructuring and asset impairment charges	19.9	1.8%	1.9	0.2%
Net gain on sale of product line	—	—	(3.8)	(0.3%)

Operating income	146.4	13.1%	197.2	16.5%
Interest expense	(37.9)	(3.4%)	(42.2)	(3.5%)
Other income	1.1	0.1%	4.5	0.4%

Income before income taxes	109.6	9.8%	159.5	13.4%
Income tax provision	35.9	3.2%	56.1	4.7%

Net income	$73.7	6.6%	$103.4	8.7%

Weighted average dilutive shares outstanding	51.4		51.9
Diluted earnings per share	$1.43		$1.99
Capital expenditures	$22.0		$17.6
Depreciation and amortization expense	$47.1		$51.5
Number of employees-end of period	7,481		8,089
Non-GAAP financial measure — EBITDA(1)	$194.6		$253.2

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is not a measure of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA because we believe it is useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes and the accounting effects of capital investments (i.e., depreciation and amortization), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles, as well as interest expense, were significantly impacted by the acquisition of New England Business Service, Inc. (NEBS) in June 2004. Additionally, interest expense in previous years was significantly impacted by borrowings used for our share repurchase programs. We believe that a measure of operating performance which excludes these impacts is helpful in analyzing our results. We also believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a measure of cash flow, as it does not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA to be a substitute for operating income or net income. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to GAAP performance measures. EBITDA is derived from net income as follows:

	Nine Months Ended
	Sept. 30,
	2008	2007
EBITDA	$194.6	$253.2
Income tax provision	(35.9)	(56.1)
Interest expense	(37.9)	(42.2)
Depreciation and amortization expense	(47.1)	(51.5)

Net income	$73.7	$103.4

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30,	December 31,	September 30,
	2008	2007	2007
Cash and cash equivalents	$18.0	$21.6	$28.2
Marketable securities	—	—	217.0
Other current assets	163.0	170.4	173.7
Property, plant & equipment-net	128.4	139.2	137.9
Intangibles-net	157.5	148.5	153.2
Goodwill	657.1	585.3	585.1
Other non-current assets	128.2	145.8	155.2

Total assets	$1,252.2	$1,210.8	$1,450.3

Short-term debt & current portion of long-term debt	$111.6	$69.0	$326.7
Other current liabilities	219.2	228.6	228.1
Long-term debt	773.8	775.1	775.5
Deferred income taxes	21.6	10.2	13.9
Other non-current liabilities	61.5	86.8	81.6
Shareholders’ equity	64.5	41.1	24.5

Total liabilities & shareholders’ equity	$1,252.2	$1,210.8	$1,450.3

Shares outstanding	51.1	51.9	52.1

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	September 30,
	2008	2007
Cash provided (used by):
Operating activities:
Net income	$73.7	$103.4
Depreciation and amortization of intangibles	47.1	51.5
Contract acquisition payments	(7.7)	(12.8)
Other	32.3	35.6

Total operating activities	145.4	177.7

Investing activities:
Purchases of capital assets	(22.0)	(17.6)
Payments for acquisitions	(104.8)	(2.3)
Net change in marketable securities	—	(217.0)
Proceeds from sale of facility and product line	4.2	19.2
Other	0.1	4.2

Total investing activities	(122.5)	(213.5)

Financing activities:
Dividends	(38.6)	(39.0)
Share repurchases	(21.8)	(3.0)
Shares issued under employee plans	2.8	15.3
Net change in debt	41.2	82.5
Other	(9.5)	(4.7)

Total financing activities	(25.9)	51.1
Effect of exchange rate change on cash	(0.6)	1.3

Net change in cash	(3.6)	16.6
Cash and cash equivalents: Beginning of period	21.6	11.6

Cash and cash equivalents: End of period	$18.0	$28.2

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended September 30,
	2008	2007
Revenue:
Small Business Services	$216.4	$225.8
Financial Services	103.8	113.0
Direct Checks	46.0	49.8

Total	$366.2	$388.6

Operating income: (1)
Small Business Services	$10.3	$30.2
Financial Services	7.1	16.7
Direct Checks	12.9	13.8

Total	$30.3	$60.7

	Nine Months Ended September 30,
	2008	2007
Revenue:
Small Business Services	$643.7	$687.7
Financial Services	327.8	344.4
Direct Checks	143.6	160.2

Total	$1,115.1	$1,192.3

Operating income: (1)
Small Business Services	$60.5	$93.4
Financial Services	44.9	55.6
Direct Checks	41.0	48.2

Total	$146.4	$197.2

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(1) Operating income includes the following restructuring and related costs and asset impairment charges:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Small Business Services	$20.0	$0.8	$21.6	$0.5
Financial Services	10.8	1.2	10.7	0.9
Direct Checks	0.8	0.1	1.0	0.1

Total	$31.6	$2.1	$33.3	$1.5

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters and nine months ended September 30, 2008 and 2007. The Company’s management believes that operating income by segment, excluding the restructuring and related costs and asset impairment charges in each period, is a useful non-GAAP financial measure because the unusual items during 2008 impacted reported net income. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME
EXCLUDING RESTRUCTURING AND RELATED COSTS AND ASSET IMPAIRMENT CHARGES
(In millions)

	Quarter Ended September 30,
	2008	2007
Adjusted operating income: (1)
Small Business Services	$30.3	$31.0
Financial Services	17.9	17.9
Direct Checks	13.7	13.9

Total	$61.9	$62.8

	Nine Months Ended September 30,
	2008	2007
Adjusted operating income: (1)
Small Business Services	$82.1	$93.9
Financial Services	55.6	56.5
Direct Checks	42.0	48.3

Total	$179.7	$198.7

(1) Operating income excluding restructuring and related costs and asset impairment charges reconciles to reported operating income as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Adjusted operating income	$61.9	$62.8	$179.7	$198.7
Restructuring and related costs and asset impairment charges:
Small Business Services	(20.0)	(0.8)	(21.6)	(0.5)
Financial Services	(10.8)	(1.2)	(10.7)	(0.9)
Direct Checks	(0.8)	(0.1)	(1.0)	(0.1)

Total	(31.6)	(2.1)	(33.3)	(1.5)

Reported operating income	$30.3	$60.7	$146.4	$197.2

# # #